MATZEL & MUMFORD MORTGAGE FUNDING, INC.

                              FINANCIAL STATEMENTS

                          FOR THE PERIOD JULY 11, 1995
                                 (INCEPTION) TO
                                DECEMBER 31, 1995



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                     MATZEL & MUMFORD MORTGAGE FUNDING, INC.

                          INDEX TO FINANCIAL STATEMENTS


                                                            PAGE


Report of Independent Certified Public Accountants........... 1

Balance Sheet as of December 31, 1995........................ 2

Statement of Cash Flows for the Period July 11, 1995
 (inception) to December 31, 1995............................ 3

Notes to Financial Statements................................ 4 - 5






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               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Stockholders
Matzel & Mumford Mortgage Funding, Inc.
Hazlet, New Jersey


We have audited the accompanying balance sheet of Matzel & Mumford Mortgage Funding, Inc. as of December 31, 1995, and the related statement of cash flows for the period July 11, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Matzel & Mumford Mortgage Funding, Inc. as of December 31, 1995, and the results of cash flows for the period then ended in conformity with generally accepted accounting principles.


                          MINTZ ROSENFELD & COMPANY LLC
                          Certified Public Accountants

February 28, 1996




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                     MATZEL & MUMFORD MORTGAGE FUNDING, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 1995


                                     ASSETS



Cash                                                              $   50,604
Due from affiliate                                                   184,000
Deferred costs                                                       185,007
                                                                  ----------

TOTAL ASSETS                                                      $  419,611
                                                                  ==========



                      LIABILITIES AND STOCKHOLDERS' EQUITY



Accounts payable                                                  $  119,611
                                                                  ----------

TOTAL LIABILITIES                                                    119,611
                                                                  ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, no par value, 5,000 shares authorized
   500 shares issued and outstanding                                  10,000
  Additional paid-in capital                                         290,000
                                                                  ----------

TOTAL STOCKHOLDERS' EQUITY                                           300,000
                                                                  ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $  419,611
                                                                  ==========



See accompanying notes and accountants' report.





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                     MATZEL & MUMFORD MORTGAGE FUNDING, INC.

                             STATEMENT OF CASH FLOWS

          FOR THE PERIOD JULY 11, 1995 (INCEPTION) TO DECEMBER 31, 1995


CASH FLOWS FROM OPERATING ACTIVITIES
  Increase in deferred costs                                      $  (185,007)
  Increase in accounts payable                                        119,611
                                                                  -----------

NET CASH USED IN OPERATING ACTIVITIES                                 (65,396)
                                                                  -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Advances to affiliate                                              (184,000)
                                                                  -----------

NET CASH USED IN OPERATING ACTIVITIES                                (184,000)
                                                                  -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from affiliate                                              16,000
  Repayments to affiliate                                             (16,000)
  Proceeds from common stock                                          300,000
                                                                  -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                             300,000
                                                                  -----------

INCREASE IN CASH                                                       50,604

CASH, Beginning of period                                                   0

CASH, End of period                                               $    50,604
                                                                  ===========







See accompanying notes and accountants' report.




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                     MATZEL & MUMFORD MORTGAGE FUNDING, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


NOTE 1 -  SUMMARY OF ACCOUNTING POLICIES

          NATURE OF BUSINESS

          Matzel & Mumford Mortgage Funding, Inc. is a New Jersey corporation formed for the purpose of financing loans to real estate development companies controlled by the principals of The Matzel & Mumford Organization, Inc. ("MMO") which are engaged in the business of developing single-family residential housing communities. The Company intends to use the proceeds of a public debt offering of up to $6,000,000 to make loans primarily for projects in the early stages of development. The Company has committed to convert at least 90% of the offering proceeds into loans within ten (10) business days after the issuance of investor notes. The Company intends to charge interest on the loans at a rate of 16% or more and will also assess each borrower an annual administrative fee. Debt service payments on the project loans, together with the administrative fee, are intended to service the 15% interest due on the investor notes and the .5% loan servicing fee payable to MMO, and other expenses.

          The Company has not earned any revenues or incurred expenses other than expenses related to the public debt offering; therefore no income statement is presented.

          The Company filed a registration statement with respect to its debt offering under the Securities and Exchange Act of 1933, as amended. The Company's registration statement was declared effective by the Securities and Exchange Commission on February 7, 1996.

          DEFERRED COSTS

          Deferred costs include legal, accounting and filing fees incurred in connection with the Company's registration statement.

          INCOME TAXES

          The stockholders of the Company have elected "S" corporation status for federal and state income tax purposes.




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                     MATZEL & MUMFORD MORTGAGE FUNDING, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995




NOTE 1 -  SUMMARY OF ACCOUNTING POLICIES (Continued)

          ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

NOTE 2  - RELATED PARTY TRANSACTIONS

          Due from affiliate represents a 16% interest-bearing demand loan to an affiliated company of the stockholders.

NOTE 3 -  COMMITMENT

          In August 1995, the stockholders contributed $10,000 for the purchase of common stock. In December 1995, the stockholders contributed an additional $290,000 to the Company as capital. Contemporaneously with the issuance and sale of notes offered by the Company as reflected in the registration statement, the stockholders are obligated to contribute as capital an additional $200,000 to provide for initial capitalization of the Company.